Exhibit 99.1

The Cereghino Group
Corporate Investor Relations
206.388.5785 www.stockvalues.com

Contacts: Pat Sheaffer, Ron Wysaske or Kevin Lycklama Riverview Bancorp, Inc. 360-693-6650

Riverview Bancorp Earns $2.0 Million in Third Fiscal Quarter;
 Highlighted by Strong Revenue Growth and Improved Net Interest Margin

Vancouver, WA – January 26, 2017 - Riverview Bancorp, Inc. (Nasdaq GSM: RVSB) ("Riverview" or the "Company") today reported that earnings increased to $2.0 million, or $0.09 per diluted share, in the third fiscal quarter ended December 31, 2016, compared to $1.7 million, or $0.08 per diluted share, in the third fiscal quarter one year ago. In the preceding quarter, Riverview earned $1.7 million, or $0.07 per diluted share. In the first nine months of fiscal 2017, net income increased to $5.4 million, or $0.24 per diluted share, compared to $5.0 million, or $0.22 per diluted share, in the first nine months of fiscal 2016.
"Strong loan growth, improved operating efficiencies and an expanding net interest margin fueled our earnings during the quarter," stated Pat Sheaffer, chairman and chief executive officer. "With our improving core operating income and growing revenues, coupled with the MBank transaction and other strategic initiatives, we believe Riverview is well positioned for continued profitability improvements."
"Our previously announced purchase and assumption agreement with MBank is still on track to close in February," Sheaffer continued. "We are excited about the opportunity this transaction will offer to our company, and the transaction fits well into our strategy of further expanding our presence in the Portland market. We expect the acquisition will provide substantial EPS accretion in the first full year. We will continue to look for additional opportunities to expand our brand of community banking in the Portland market area."
Third Quarter Highlights (at or for the period ended December 31, 2016)

•	Net income increased 16.8% to $2.0 million, or $0.09 per diluted share, compared to F3Q16.
•	Net interest margin improved to 3.75%.
•	Net revenues increased 9.4% to $10.8 million in F3Q17 compared to F3Q16.
•	Net loans increased $13.2 million, or 2.1% (8.2% on an annualized basis), during the quarter.
•	Loan originations were $68.7 million during the third fiscal quarter.
•	Non-performing assets were 0.31% of total assets.
•	Total risk-based capital ratio was 15.93% and Tier 1 leverage ratio was 10.81%.
Income Statement
Net revenues for the third fiscal quarter (net interest income plus non-interest income) increased 1.6% to $10.8 million compared to the preceding quarter and increased 9.4% when compared to the third fiscal quarter a year ago. Year-to-date net revenues increased 10.0% to $31.8 million compared to $29.0 million in the same period a year ago.
Riverview's net interest income increased $414,000 compared to the preceding quarter and $1.0 million compared to the third fiscal quarter a year ago. Year-to-date, net interest income increased $2.6 million, or 12.1%, to $24.4 million compared to $21.8 million in the first nine months of fiscal 2016. Growth in net interest income was driven primarily by an increase in loans receivable and investment security balances during the past year.
"The net interest margin increased during the quarter, as we were able to deploy a significant amount of our excess cash into both our loan and investment portfolios," said Kevin Lycklama, executive vice president and chief financial officer. Riverview's net interest margin increased five basis points to 3.75% compared to the preceding quarter. In the first nine

RVSB Reports Third quarter Fiscal 2017 Profits
January 26, 2017

months of fiscal 2017, Riverview's net interest margin improved six basis points to 3.73% compared to 3.67% in the same period one year earlier.
Non-interest income was $2.3 million in the third fiscal quarter compared to $2.6 million in the preceding quarter. Other income during the third quarter included a $108,000 impairment charge on an investment security. In the preceding quarter, other income included $407,000 of income from a Bank Owned Life Insurance ("BOLI") claim, which was offset by a $132,000 impairment charge on an investment security. In the first nine months of fiscal 2017, non-interest income increased to $7.4 million compared to $7.2 million in the first nine months of fiscal 2016.
Asset management fees were $709,000 during the third fiscal quarter compared to $727,000 in the preceding quarter and $830,000 in the third fiscal quarter a year ago. Riverview Trust Company's assets under management were $403.3 million at December 31, 2016, compared to $394.6 million at December 31, 2015. Riverview Trust Company opened a second office in the Portland suburb of Lake Oswego during January 2017.
Non-interest expense decreased to $7.9 million during the third fiscal quarter compared to $8.4 million in the preceding quarter. The current quarter included approximately $102,000 in expenses related to the previously announced MBank acquisition and the preceding quarter included approximately $192,000 in acquisition related expenses. In addition, the prior quarter included $475,000 in litigation settlement expenses. Year-to-date, non-interest expense was $24.1 million compared to $22.4 million in the same period one year earlier.
Balance Sheet Review
"Loan growth was robust during the quarter, fueled by our strong local economy," said Ron Wysaske, president and chief operating officer. "Office buildings and pre-sold single-family construction loans generated the largest increases during the quarter. We continue to see strong loan demand in our local markets, with loan originations totaling $68.7 million during the quarter."
Net loans increased $13.2 million during the quarter and totaled $654.1 million at December 31, 2016, compared to $640.9 million at September 30, 2016. Net loans have grown $53.5 million, or 8.9%, compared to one year ago.
The commercial loan pipeline totaled $33.9 million at the end of the quarter. Undisbursed construction loans totaled $45.0 million at December 31, 2016, with the majority of the undisbursed construction loans expected to fund during the next few quarters.
Total deposits increased $1.5 million during the quarter to $840.4 million at December 31, 2016. As noted last quarter, deposit balances at September 30, 2016 included a $16 million temporary deposit from a single customer. Deposits from this customer decreased $15 million during the current quarter. Absent this single account, total deposits increased $16.5 million during the third quarter. Average deposits increased $30.2 million during the quarter. Total deposits have grown $92.8 million, or 12.4%, compared to a year ago. Checking account balances increased to 44.0% of total deposits compared to 41.2% a year ago.
Shareholders' equity was $109.4 million at December 31, 2016 compared to $111.0 million three months earlier and $106.0 million a year earlier. The decrease in shareholders' equity was due to a decrease in accumulated other comprehensive income as a result of an increase in bond yields during the quarter. Tangible book value per share was $3.72 at December 31, 2016, compared to $3.79 at September 30, 2016 and $3.56 a year ago. A quarterly cash dividend of $0.02 per share was paid on January 24, 2017.
Credit Quality
Non-performing loans were $2.8 million, or 0.42% of total loans, at December 31, 2016, compared to $2.4 million, or 0.36% of total loans, three months earlier. REO balances decreased to $298,000 at December 31, 2016 and included $241,000 in sales during the quarter with no write-downs. There were no additions to REO during the quarter.
Classified assets decreased to $4.3 million at December 31, 2016 compared to $5.5 million at September 30, 2016. The classified asset to total capital ratio was 3.8% at December 31, 2016, compared to 4.9% three months earlier.

RVSB Reports Third quarter Fiscal 2017 Profits
January 26, 2017

Net loan recoveries were $226,000 during the third fiscal quarter of 2017 compared to $103,000 in the preceding quarter. The allowance for loan losses at December 31, 2016, totaled $10.3 million, representing 1.55% of total loans and 369.2% of non-performing loans.
Capital
Riverview continues to maintain capital levels well in excess of the regulatory requirements to be categorized as "well capitalized" with a total risk-based capital ratio of 15.93%, Tier 1 leverage ratio of 10.81% and tangible common equity to tangible assets ratio of 8.73% at December 31, 2016.
Non-GAAP Financial Measures
In addition to results presented in accordance with generally accepted accounting principles ("GAAP"), this press release contains certain non-GAAP financial measures. Riverview believes that certain non-GAAP financial measures provide investors with information useful in understanding the Company's financial performance; however, readers of this report are urged to review these non-GAAP financial measures in conjunction with GAAP results as reported.
Financial measures that exclude intangible assets and nonrecurring items are non-GAAP measures. To provide investors with a broader understanding of capital adequacy, Riverview provides non-GAAP financial measures for tangible common equity, along with the GAAP measure. Tangible common equity is calculated as shareholders' equity less goodwill and other intangible assets. In addition, tangible assets are total assets less goodwill and other intangible assets.
The following table provides a reconciliation of ending shareholders' equity (GAAP) to ending tangible shareholders' equity (non-GAAP), and ending total assets (GAAP) to ending tangible assets (non-GAAP).

(Dollars in thousands)	December 31, 2016	September 30, 2016	December 31, 2015	March 31, 2016

Shareholders' equity	$109,400	$110,986	$105,993	$108,273
Goodwill	25,572	25,572	25,572	25,572

Tangible shareholders' equity	$83,828	$85,414	$80,421	$82,701

Total assets	$985,669	$984,045	$886,152	$921,229
Goodwill	25,572	25,572	25,572	25,572

Tangible assets	$960,097	$958,473	$860,580	$895,657

About Riverview
Riverview Bancorp, Inc. (www.riverviewbank.com) is headquartered in Vancouver, Washington – just north of Portland, Oregon on the I-5 corridor. With assets of $986 million at December 31, 2016, it is the parent company of the 93 year-old Riverview Community Bank, as well as Riverview Trust Company. The Bank offers true community banking services, focusing on providing the highest quality service and financial products to commercial and retail customers. There are 17 branches, including twelve in the Portland-Vancouver area and three lending centers. For the past 3 years, Riverview has been named Best Bank by the readers of The Vancouver Business Journal, The Columbian and The Gresham Outlook.

"Safe Harbor" statement under the Private Securities Litigation Reform Act of 1995: This press release contains forward-looking statements that are subject to risks and uncertainties, including, but not limited to: expected cost savings, synergies and other financial benefits from our pending purchase of certain assets and assumption of certain liabilities of Mbank and Merchants Bancorp pursuant to the Purchase and Assumption Agreement (the "Agreement") with Merchants Bancorp and its wholly owned subsidiary MBank (the "transaction") might not be realized within the expected time frames or at all, and costs or difficulties relating to integration matters might be greater than expected; the requisite approval of Merchants Bancorp's shareholders and regulatory approvals for the transaction might not be obtained; the Company's ability to raise common capital; the credit risks of lending activities, including changes in the level and trend of loan delinquencies and write-offs and changes in the Company's allowance for

RVSB Reports Third quarter Fiscal 2017 Profits
January 26, 2017

loan losses and provision for loan losses that may be impacted by deterioration in the housing and commercial real estate markets; changes in general economic conditions, either nationally or in the Company's market areas; changes in the levels of general interest rates, and the relative differences between short and long term interest rates, deposit interest rates, the Company's net interest margin and funding sources; fluctuations in the demand for loans, the number of unsold homes, land and other properties and fluctuations in real estate values in the Company's market areas; secondary market conditions for loans and the Company's ability to sell loans in the secondary market; results of examinations of us by the Office of Comptroller of the Currency or other regulatory authorities, including the possibility that any such regulatory authority may, among other things, require us to increase the Company's reserve for loan losses, write-down assets, change Riverview Community Bank's regulatory capital position or affect the Company's ability to borrow funds or maintain or increase deposits, which could adversely affect its liquidity and earnings; legislative or regulatory changes that adversely affect the Company's business including changes in regulatory policies and principles, or the interpretation of regulatory capital or other rules; the Company's ability to attract and retain deposits; further increases in premiums for deposit insurance; the Company's ability to control operating costs and expenses; the use of estimates in determining fair value of certain of the Company's assets, which estimates may prove to be incorrect and result in significant declines in valuation; difficulties in reducing risks associated with the loans on the Company's balance sheet; staffing fluctuations in response to product demand or the implementation of corporate strategies that affect the Company's workforce and potential associated charges; computer systems on which the Company depends could fail or experience a security breach; the Company's ability to retain key members of its senior management team; costs and effects of litigation, including settlements and judgments; the Company's ability to successfully integrate any assets, liabilities, customers, systems, and management personnel it may in the future acquire into its operations and the Company's ability to realize related revenue synergies and cost savings within expected time frames and any goodwill charges related thereto; increased competitive pressures among financial services companies; changes in consumer spending, borrowing and savings habits; the availability of resources to address changes in laws, rules, or regulations or to respond to regulatory actions; the Company's ability to pay dividends on its common stock; and interest or principal payments on its junior subordinated debentures; adverse changes in the securities markets; inability of key third-party providers to perform their obligations to us; changes in accounting policies and practices, as may be adopted by the financial institution regulatory agencies or the Financial Accounting Standards Board, including additional guidance and interpretation on accounting issues and details of the implementation of new accounting methods; other economic, competitive, governmental, regulatory, and technological factors affecting the Company's operations, pricing, products and services and the other risks described from time to time in our filings with the SEC.
Such forward-looking statements may include projections. Any such projections were not prepared in accordance with published guidelines of the American Institute of Certified Public Accountants or the Securities Exchange Commission regarding projections and forecasts nor have such projections been audited, examined or otherwise reviewed by independent auditors of the Company. In addition, such projections are based upon many estimates and inherently subject to significant economic and competitive uncertainties and contingencies, many of which are beyond the control of management of the Company. Accordingly, actual results may be materially higher or lower than those projected. The inclusion of such projections herein should not be regarded as a representation by the Company that the projections will prove to be correct.
The Company cautions readers not to place undue reliance on any forward-looking statements. Moreover, you should treat these statements as speaking only as of the date they are made and based only on information then actually known to the Company. The Company does not undertake and specifically disclaims any obligation to revise any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements. These risks could cause our actual results for fiscal 2017 and beyond to differ materially from those expressed in any forward-looking statements by, or on behalf of, us, and could negatively affect the Company's operating and stock price performance.

RVSB Reports Third quarter Fiscal 2017 Profits
January 26, 2017

RIVERVIEW BANCORP, INC. AND SUBSIDIARY
Consolidated Balance Sheets
(In thousands, except share data) (Unaudited)	December 31, 2016	September 30, 2016	December 31, 2015	March 31, 2016
ASSETS

Cash (including interest-earning accounts of $14,302, $77,509, $16,461	$28,262	$93,007	$28,967	$55,400
and $40,317)
Certificate of deposits held for investment	11,291	15,275	17,761	16,769
Loans held for sale	1,679	991	400	503
Investment securities:
Available for sale, at estimated fair value	207,271	152,251	154,292	150,690
Held to maturity, at amortized cost	67	69	77	75
Loans receivable (net of allowance for loan losses of $10,289, $10,063
$10,173, and $9,885)	654,053	640,873	600,540	614,934
Real estate owned	298	539	388	595
Prepaid expenses and other assets	4,832	4,334	3,236	3,405
Accrued interest receivable	2,846	2,421	2,429	2,384
Federal Home Loan Bank stock, at cost	1,060	1,060	988	1,060
Premises and equipment, net	13,953	14,206	14,814	14,595
Deferred income taxes, net	8,665	7,816	10,814	9,189
Mortgage servicing rights, net	390	385	386	380
Goodwill	25,572	25,572	25,572	25,572
Bank owned life insurance	25,430	25,246	25,488	25,678

TOTAL ASSETS	$985,669	$984,045	$886,152	$921,229

LIABILITIES AND EQUITY

LIABILITIES:
Deposits	$840,391	$838,902	$747,565	$779,803
Accrued expenses and other liabilities	10,450	8,175	7,178	7,388
Advance payments by borrowers for taxes and insurance	288	837	256	609
Junior subordinated debentures	22,681	22,681	22,681	22,681
Capital lease obligations	2,459	2,464	2,479	2,475
Total liabilities	876,269	873,059	780,159	812,956

EQUITY:
Shareholders' equity
Serial preferred stock, $.01 par value; 250,000 authorized,
issued and outstanding, none	-	-	-	-
Common stock, $.01 par value; 50,000,000 authorized,
December 31, 2016 - 22,510,890 issued and outstanding;
September 30, 2016 - 22,507,890 issued and outstanding;	225	225	225	225
December 31, 2015 - 22,507,890 issued and outstanding;
March 31, 2016 – 22,507,890 issued and outstanding;
Additional paid-in capital	64,448	64,425	64,417	64,418
Retained earnings	46,750	45,207	41,773	42,728
Unearned shares issued to employee stock ownership plan	(103)	(129)	(206)	(181)
Accumulated other comprehensive income (loss)	(1,920)	1,258	(216)	1,083
Total shareholders' equity	109,400	110,986	105,993	108,273

TOTAL LIABILITIES AND EQUITY	$985,669	$984,045	$886,152	$921,229

RVSB Reports Third quarter Fiscal 2017 Profits
January 26, 2017

RIVERVIEW BANCORP, INC. AND SUBSIDIARY
Consolidated Statements of Income
	Three Months Ended			Nine Months Ended
(In thousands, except share data) (Unaudited)	Dec. 31, 2016	Sept. 30, 2016	Dec. 31, 2015	Dec. 31, 2016	Dec. 31, 2015
INTEREST INCOME:
Interest and fees on loans receivable	$7,883	$7,631	$7,109	$22,954	$20,758
Interest on investment securities - taxable	946	769	702	2,435	1,986
Interest on investment securities - nontaxable	11	-	-	11	-
Other interest and dividends	112	130	110	344	340
Total interest and dividend income	8,952	8,530	7,921	25,744	23,084

INTEREST EXPENSE:
Interest on deposits	277	279	290	837	893
Interest on borrowings	173	163	144	494	417
Total interest expense	450	442	434	1,331	1,310
Net interest income	8,502	8,088	7,487	24,413	21,774
Recapture of loan losses	-	-	-	-	(800)

Net interest income after recapture of loan losses	8,502	8,088	7,487	24,413	22,574

NON-INTEREST INCOME:
Fees and service charges	1,304	1,188	1,312	3,815	3,740
Asset management fees	709	727	830	2,258	2,455
Net gain on sale of loans held for sale	191	163	125	493	425
Bank owned life insurance	185	190	193	566	580
Other, net	(56)	313	(43)	296	(18)
Total non-interest income	2,333	2,581	2,417	7,428	7,182

NON-INTEREST EXPENSE:
Salaries and employee benefits	4,850	4,531	4,452	14,021	13,102
Occupancy and depreciation	1,158	1,225	1,200	3,520	3,523
Data processing	562	476	424	1,533	1,345
Advertising and marketing expense	163	252	149	608	533
FDIC insurance premium	77	74	127	273	375
State and local taxes	170	146	102	455	362
Telecommunications	75	76	71	224	218
Professional fees	355	453	222	1,066	673
Real estate owned expenses	2	35	65	52	511
Other	439	1,129	537	2,311	1,736
Total non-interest expense	7,851	8,397	7,349	24,063	22,378

INCOME BEFORE INCOME TAXES	2,984	2,272	2,555	7,778	7,378
PROVISION FOR INCOME TAXES	991	592	849	2,408	2,425
NET INCOME	$1,993	$1,680	$1,706	$5,370	$4,953

Earnings per common share:
Basic	$0.09	$0.07	$0.08	$0.24	$0.22
Diluted	$0.09	$0.07	$0.08	$0.24	$0.22
Weighted average number of common shares outstanding:
Basic	22,490,433	22,474,019	22,455,543	22,477,473	22,446,463
Diluted	22,563,712	22,530,331	22,506,341	22,537,663	22,491,546

RVSB Reports Third quarter Fiscal 2017 Profits
January 26, 2017

(Dollars in thousands)	At or for the three months ended			At or for the nine months ended
	Dec. 31, 2016	Sept. 30, 2016	Dec. 31, 2015	Dec. 31, 2016	Dec. 31, 2015
AVERAGE BALANCES
Average interest–earning assets	$900,542	$867,797	$806,760	$869,364	$789,403
Average interest-bearing liabilities	652,195	632,445	597,989	636,795	593,851
Net average earning assets	248,347	235,352	208,771	232,569	195,552
Average loans	658,212	645,479	606,760	645,598	585,936
Average deposits	839,588	809,384	753,405	810,700	738,172
Average equity	112,444	111,516	108,115	111,261	106,838
Average tangible equity	86,872	85,944	82,151	85,689	80,865

ASSET QUALITY	Dec. 31, 2016	Sept. 30, 2016	Dec. 31, 2015

Non-performing loans	$2,787	$2,360	$3,941
Non-performing loans to total loans	0.42%	0.36%	0.65%
Real estate/repossessed assets owned	$298	$539	$388
Non-performing assets	$3,085	$2,899	$4,329
Non-performing assets to total assets	0.31%	0.29%	0.49%
Net recoveries in the quarter	$(226)	$(103)	$(60)
Net recoveries in the quarter/average net loans	(0.14)%	(0.06)%	(0.04)%

Allowance for loan losses	$10,289	$10,063	$10,173
Average interest-earning assets to average
interest-bearing liabilities	138.08%	137.21%	134.91%
Allowance for loan losses to
non-performing loans	369.18%	426.40%	258.13%
Allowance for loan losses to total loans	1.55%	1.55%	1.67%
Shareholders' equity to assets	11.10%	11.28%	11.96%

CAPITAL RATIOS
Total capital (to risk weighted assets)	15.93%	16.05%	16.08%
Tier 1 capital (to risk weighted assets)	14.68%	14.80%	14.83%
Common equity tier 1 (to risk weighted assets)	14.68%	14.80%	14.83%
Tier 1 capital (to leverage assets)	10.81%	10.95%	11.11%
Tangible common equity (to tangible assets)	8.73%	8.91%	9.34%

DEPOSIT MIX	Dec. 31, 2016	Sept. 30, 2016	Dec. 31, 2015	March 31, 2016

Interest checking	$167,522	$148,201	$130,635	$144,740
Regular savings	109,629	104,241	88,603	96,994
Money market deposit accounts	250,900	249,381	226,746	239,544
Non-interest checking	202,080	222,218	177,624	179,143
Certificates of deposit	110,260	114,861	123,957	119,382
Total deposits	$840,391	$838,902	$747,565	$779,803

RVSB Reports Third quarter Fiscal 2017 Profits
January 26, 2017

COMPOSITION OF COMMERCIAL AND CONSTRUCTION LOANS

		Other		Commercial
		Real Estate	Real Estate	& Construction
	Commercial	Mortgage	Construction	Total
December 31, 2016	(Dollars in thousands)
Commercial	$64,401	$-	$-	$64,401
Commercial construction	-	-	31,942	31,942
Office buildings	-	117,310	-	117,310
Warehouse/industrial	-	66,739	-	66,739
Retail/shopping centers/strip malls	-	60,257	-	60,257
Assisted living facilities	-	1,781	-	1,781
Single purpose facilities	-	151,258	-	151,258
Land	-	12,276	-	12,276
Multi-family	-	23,161	-	23,161
One-to-four family construction	-	-	20,765	20,765
Total	$64,401	$432,782	$52,707	$549,890

March 31, 2016
Commercial	$69,397	$-	$-	$69,397
Commercial construction	-	-	16,716	16,716
Office buildings	-	107,986	-	107,986
Warehouse/industrial	-	55,830	-	55,830
Retail/shopping centers/strip malls	-	61,600	-	61,600
Assisted living facilities	-	1,809	-	1,809
Single purpose facilities	-	126,524	-	126,524
Land	-	12,045	-	12,045
Multi-family	-	33,733	-	33,733
One-to-four family construction	-	-	10,015	10,015
Total	$69,397	$399,527	$26,731	$495,655

LOAN MIX	Dec. 31, 2016	Sept. 30, 2016	Dec. 31, 2015	March 31, 2016
	(Dollars in thousands)
Commercial and construction
Commercial business	$64,401	$64,176	$72,113	$69,397
Other real estate mortgage	432,782	423,729	383,187	399,527
Real estate construction	52,707	45,059	23,749	26,731
Total commercial and construction	549,890	532,964	479,049	495,655
Consumer
Real estate one-to-four family	85,956	86,321	88,839	88,780
Other installment	28,496	31,651	42,825	40,384
Total consumer	114,452	117,972	131,664	129,164

Total loans	664,342	650,936	610,713	624,819

Less:
Allowance for loan losses	10,289	10,063	10,173	9,885
Loans receivable, net	$654,053	$640,873	$600,540	$614,934

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January 26, 2017

DETAIL OF NON-PERFORMING ASSETS

	Other	Southwest	Other
	Oregon	Washington	Washington	Other	Total
December 31, 2016
Non-performing assets

Commercial	$-	$189	$-	$-	$189
Commercial real estate	1,262	216	-	-	1,478
Land	801	-	-	-	801
Consumer	-	173	-	146	319
Total non-performing loans	2,063	578	-	146	2,787

REO	-	-	298	-	298

Total non-performing assets	$2,063	$578	$298	$146	$3,085

DETAIL OF LAND DEVELOPMENT AND SECULATIVE CONSTRUCTION LOANS

	Northwest	Other	Southwest
	Oregon	Oregon	Washington	Total
December 31, 2016	(dollars in thousands)
Land and Spec Construction Loans

Land development	$89	$2,563	$9,624	$12,276
Speculative construction	954	119	16,298	17,371

Total land development and speculative construction	$1,043	$2,682	$25,922	$29,647

RVSB Reports Third quarter Fiscal 2017 Profits
January 26, 2017

	At or for the three months ended			At or for the nine months ended
SELECTED OPERATING DATA	Dec. 31, 2016	Sept. 30, 2016	Dec. 31, 2015	Dec. 31, 2016	Dec. 31, 2015

Efficiency ratio (4)	72.46%	78.70%	74.20%	75.57%	77.28%
Coverage ratio (6)	108.29%	96.32%	101.88%	101.45%	97.30%
Return on average assets (1)	0.80%	0.70%	0.76%	0.75%	0.75%
Return on average equity (1)	7.03%	5.98%	6.28%	6.41%	6.17%

NET INTEREST SPREAD
Yield on loans	4.75%	4.69%	4.66%	4.72%	4.72%
Yield on investment securities	2.06%	1.96%	2.09%	1.96%	2.06%
Total yield on interest earning assets	3.95%	3.90%	3.91%	3.93%	3.89%

Cost of interest bearing deposits	0.18%	0.18%	0.20%	0.18%	0.21%
Cost of FHLB advances and other borrowings	2.73%	2.55%	2.28%	2.61%	2.22%
Total cost of interest bearing liabilities	0.27%	0.28%	0.29%	0.28%	0.29%

Spread (7)	3.68%	3.62%	3.62%	3.65%	3.60%
Net interest margin	3.75%	3.70%	3.69%	3.73%	3.67%

PER SHARE DATA
Basic earnings per share (2)	$0.09	$0.07	$0.08	$0.24	$0.22
Diluted earnings per share (3)	0.09	0.07	0.08	0.24	0.22
Book value per share (5)	4.86	4.93	4.71	4.86	4.71
Tangible book value per share (5)	3.72	3.79	3.56	3.72	3.56
Market price per share:
High for the period	$7.61	$5.41	$5.11	$7.61	$5.11
Low for the period	5.23	4.69	4.35	4.30	4.08
Close for period end	7.00	5.38	4.69	7.00	4.69
Cash dividends declared per share	0.0200	0.0200	0.0175	0.0600	0.0450

Average number of shares outstanding:
Basic (2)	22,490,433	22,474,019	22,455,543	22,477,473	22,446,463
Diluted (3)	22,563,712	22,530,331	22,506,341	22,537,663	22,491,546

(1)	Amounts for the quarterly periods are annualized.
(2)	Amounts exclude ESOP shares not committed to be released.
(3)	Amounts exclude ESOP shares not committed to be released and include common stock equivalents.
(4)	Non-interest expense divided by net interest income and non-interest income.
(5)	Amounts calculated based on shareholders' equity and include ESOP shares not committed to be released.
(6)	Net interest income divided by non-interest expense.
(7)	Yield on interest-earning assets less cost of funds on interest-bearing liabilities.

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